Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	June 24, 2024
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-BANK (2265) Toll Free (866) 844-7500 www.ovcb.com

OAK VALLEY COMMUNITY BANK DIRECTOR RETIRES

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank (the “Bank”) and their Eastern Sierra Community Bank division, announced the retirement of Ronald C. Martin from the Bank and Company’s Boards of Directors, effective June 30, 2024.

Martin joined Oak Valley Community Bank as President and Chief Executive Officer in 1992, shortly after its formation. In 2004, Martin passed the role of President to current CEO, Chris Courtney and retained the CEO title until his retirement in 2013 continuing to serve as Director for the ten years that followed.

Martin played a pivotal role in building the Bank and shareholder confidence, particularly during the formative years. “Ron was instrumental in leading the bank for many years. We are very happy for him and wish him the best in this next phase of his retirement. His partnership and support helped us build the foundation on which OVCB stands today,” stated CEO, Chris Courtney.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 18 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.